EXHIBIT 23. (h)(3)(a)(1)

Amended September 30, 2016

SCHEDULE A
HAWAII MUNICIPAL FUND

Transfer Agent and Dividend Disbursing Agent
For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay to the Transfer Agent as full compensation, a fee at an annualized rate of .06% of the Fund’s average daily net assets.  This fee will be computed daily as of the close of business and will be paid to the Transfer Agent monthly within ten (10) business days after the last day of each month.  The fee shall be prorated for any fraction of a month at the commencement or termination of this Agreement.

Services
 1.)  Opening new accounts and entering demographic data into shareholder base.
 2.)  100% quality control of new accounts opened.
 3.)  Processing all investments.
 4.)  Processing Tax ID certifications and handling backup withholding.
 5.)  Issuing and canceling certificates.
 6.)  Replacing lost certificates.
 7.)  Processing partial and complete redemptions and systematic withdrawal plans.
 8.)  Regular and legal transfers of accounts.
 9.)  Processing daily dividends.
10.) Preparation, processing, printing and mailing of monthly statements to shareholders.
11.) Preparation, processing, printing, mailing, filing and reconciling of monthly checks to shareholders.
12.) Blue Sky reports.  This indicates shares sold to investors in various states.
13.) Maintaining shareholder records of certificate and whole and fractional unissued shares.
14.) Changing shareholders’ addresses, dividend status, etc.
15.) Mailing semi-annual reports.
16.) Daily or periodic reports on number of shares, accounts, etc.
17.) Addressing and tabulating annual proxy cards.
18.) Supplying an annual stockholder list.
19.) Preparation of federal tax information forms to include 1099’s, 1099B, 1042’s etc. to shareholders and the IRS.
20.) Liaison to the Custodian Bank for disbursing dividends, settling purchases and redemptions.

Optional Services

There are also optional services available.  Fees and descriptions for any of these services will be provided upon request.

In addition, all out-of-pocket expenses shall be separately charged;  i.e.: expenses such as postage, stationary, retention of records, mailing, insurance, conversion, etc. and expenses in the development of Agreements between the Fund and Lee Financial Recordkeeping, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year above written.

LEE FINANCIAL MUTUAL FUND, INC.

	By:	/s/ Terrence K.H. Lee
Terrence K.H. Lee, President
[Corporate Seal]

	Attest:	/s/ Lugene Endo Lee
Lugene Endo Lee, Secretary

LEE FINANCIAL RECORDKEEPING, INC.

	By:	/s/ Terrence K.H. Lee
Terrence K.H. Lee, President
[Corporate Seal]

	Attest:	/s/ Lugene Endo Lee
Lugene Endo Lee, Secretary